Exhibit 5.3

CONSENT OF STEPHANE BLAIS

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”), and any amendments thereto, to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I hereby consent to the inclusion and incorporation by reference in the Registration Statement of the Company, including any amendments thereto and any documents incorporated by reference therein, of references to and information derived from the technical report dated March 14, 2011, as amended March 30, 2011, entitled “Red Lake Gold Operation, Ontario, Canada, NI 43-101 Technical Report” (the “Red Lake Report”). I also consent to the reference to my name and to my involvement in the preparation of the Red Lake Report in the Registration Statement.

Date: March 1, 2013

/s/ Stephane Blais
Name:	Stephane Blais, P. Eng.
Red Lake Gold Mines